ERIC LONG, CHIEF EXECUTIVE OFFICER AND CO-FOUNDER OF USA COMPRESSION PARTNERS TO RETIRE; CLINT GREEN, SENIOR VICE PRESIDENT, ENERGY TRANSFER APPOINTED AS HIS SUCCESSOR

AUSTIN, Texas, October 3, 2024 – USA Compression Partners, LP (NYSE: USAC) today announced the retirement of Eric D. Long, President and Chief Executive Officer. In connection with his retirement and the transition to the new President and Chief Executive Officer, Long stepped down from the position of President and Chief Executive Officer and as a member of the USA Compression Board of Directors effective October 2, 2024. Long will remain an employee with USA Compression in a transitory role until December 31, 2024, assisting his successor to ensure a seamless transition. Long co-founded USA Compression in 1998 and has over 40 years of experience in the oil and gas industry.
Micah “Clint” Green, Senior Vice President, Construction and Project Execution for Dallas-based Energy Transfer LP (NYSE: ET) has been appointed as President and Chief Executive Officer of USA Compression effective October 3, 2024. Green will leave his current position as Group Senior Vice President Construction and Project Execution with Energy Transfer in connection with the appointment. Green has more than 25 years of industry experience having served in leadership positions at Energy Transfer since 2015, when he joined the Partnership through its merger with Regency Energy Partners. Prior to Energy Transfer, he held positions at Hanover Compression, CDM Compression, SEC Energy and Regency Energy Partners.
“We thank Eric for his leadership over the years that has built USA Compression into one of the largest third-party providers of compression services in the oil and gas industry and we wish him the best as he closes out his very successful career over the coming months,” said Tom Long, co-CEO of Energy Transfer and Chairman of the USAC Board. “He is leaving USA Compression well-positioned for continued growth as he passes the baton to Clint. Clint has significant experience in the compression industry and has been an important part of Energy Transfer’s Operations and Construction teams for several years and we are very excited for him to take the reins at USA Compression.”

“It has been an honor for me to steer USA Compression over the past 25 years from the formation of the company through its many successes and challenges to what it is today, a leader in the natural gas compression industry. I have had the pleasure to work with extremely talented people throughout my career and I am pleased to leave the company in great hands for the next generation,” commented Long.
About USA Compression Partners, LP
USA Compression Partners, LP is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USA Compression focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. More information is available at usacompression.com.
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